Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction
PDV Spectrum Holding Company, LLC	Delaware
Kleine License Holdings, LLC	Delaware
Code3 Broadband, LLC	Delaware
PDVW GCS, LLC	Virginia